Exhibit 99.1

                 NEWS RELEASE

Contact:
Jayne Schmitt, Investor Relations
jayne.schmitt@udlp.com
(703) 312-6122

Doug Coffey, Media
doug.coffey@udlp.com
(703) 312-6121

United Defense Posts Record Year Sales of $2.05
Billion as 4th Quarter Sales Reach $525 Million

Quarterly Net Income 54 Cents Per Diluted Share, Full Year $2.66

ARLINGTON, VA, January 27, 2004 – United Defense Industries, Inc. (NYSE:UDI) today reported net income of $28.8 million, or $0.54 per share on a fully diluted basis for the fourth quarter ended December 31, 2003. Net income for the full year 2003 was $140.6 million, or $2.66 per share on a fully diluted basis, compared with $134.6 million, or $2.55 per share fully diluted for 2002.

Provision for income taxes in 2003 was $74.6 million compared with $15.1 million in the same period of 2002. The increase was due to the unavailability of net operating loss carry forwards in 2003 that substantially offset income tax expense in 2002.

Fourth quarter revenues of $524.7 million were slightly higher than the $521.1 million in the year earlier quarter, driven by higher ship repair and maintenance activity, Non-Line of Sight (NLOS) Cannon development, and Assault Amphibious Vehicle deliveries more than offsetting lower Bradley Fighting Vehicle and M88 Hercules sales.

“United Defense’s fourth quarter sales were right in line with our expectations,” said President and Chief Executive Officer Tom Rabaut. “We anticipated there would be a decline in Bradley Fighting Vehicle fieldings again this quarter, but continued strong performance in our ship repair and maintenance business and work on the Army’s Future Combat Systems and other artillery systems more than helped to offset the impact.”

Sales for the year were $2.05 billion compared with $1.73 billion in 2002, an increase of 19 percent. United States Marine Repair (USMR), which United Defense acquired on July 2, 2002, accounted for 89 percent of the increase.

United Defense reported free cash flow, defined as cash from operations less capital expenditures, of $40.3 million in the quarter and $180.2 million for the full year 2003.

New orders of $439.5 million in the fourth quarter of 2003 maintained United Defense’s fully funded backlog at $2.1 billion.

“We are pleased to start the year on a strong note. In addition to our solid backlog, we are looking forward to our recently announced expansion into a third major Navy home port at Pearl Harbor and development work on the $2 billion development contract award for new manned ground vehicles for the Army’s Future Combat Systems program we announced last month,” said Rabaut.

About United Defense Industries, Inc.
United Defense designs, develops and produces combat vehicles, artillery, naval guns, missile launchers and precision munitions used by the U.S. Department of Defense and allies worldwide, and provides non-nuclear ship repair, modernization and conversion to the U.S. Navy and other U.S. Government agencies.

Forward Looking Statements
Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward looking statements involve risks and uncertainties. All forward looking statements included in this release are based upon information available to United Defense Industries, Inc., as of the date of the release, and we assume no obligation to update any such forward looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s Annual Report on form 10-K for the year ended December 31, 2002, the Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, and our other reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with our business.

Conference Call
Listeners may access United Defense’s quarterly conference call live at 10:00 a.m. EST today over the Internet, through a link in the Investors section of United Defense’s Web site at http://www.udlp.com/ir/webcast.htm. The dial-in-number to access this operator-assisted call is toll free 800/915-4836 or toll (International): 973/317-5319. Please allow fifteen minutes prior to the call to visit the site to download and install any necessary audio software. If you are unable to listen to the live call, please access http://www.uniteddefense.com or call 1-800-428-6051, passcode 331476 at any time beginning after 2:00 pm today through Feb 3, 2004 to listen to a replay of the Web cast.

United Defense Industries, Inc.
Consolidated Statement of Earnings (Unaudited)
In Millions, Except Per Share Amounts

	3 mos. ended		12 mos. ended
	12/31/03	12/31/02	12/31/03	12/31/02

Revenues	$524.7	$521.1	$2,052.6	$1,725.3
Costs and expenses:
Cost of sales	(429.6)	(416.9)	(1,639.7)	(1,388.6)
Selling, general and administrative expenses	(46.5)	(44.8)	(163.5)	(142.8)
Research and development	(13.1)	(4.8)	(29.8)	(27.7)

Total expenses	(489.2)	(466.5)	(1,833.0)	(1,559.1)

Income from operations	35.5	54.6	219.6	166.2
Earnings (loss) related to investments in affiliates	3.1	7.2	19.7	13.9
Net interest expense & other	(5.2)	(8.5)	(24.1)	(30.4)

Income before income taxes	33.4	53.3	215.2	149.7
Provision for income taxes	(4.6)	(10.1)	(74.6)	(15.1)

Net income	$28.8	$43.2	$140.6	$134.6

Earnings per common share:
Basic	$0.55	$0.84	$2.71	$2.62

Diluted	$0.54	$0.82	$2.66	$2.55

Weighted average common shares outstanding (in millions):
Basic	52.2	51.7	52.0	51.3

Diluted	53.2	52.8	52.9	52.8

Revenue by Program
Dollars in Millions

	3 mos. ended		12 mos. ended
	12/31/03	12/31/02	12/31/03	12/31/02

Defense Systems:
Bradley Family of Vehicles	$35.1	$69.6	$292.6	$335.9
Naval Ordnance	58.6	78.3	239.9	219.0
Vertical Launch System	34.1	25.8	115.4	114.5
Combat, Engineering and Recovery Vehicles	13.8	40.4	99.6	147.8
Artillery Systems	73.3	57.0	310.8	309.7
Assault Amphibious Vehicles	35.0	22.5	132.0	65.3
Other	106.0	77.9	317.0	277.7

Total Defense Systems	$355.9	$371.5	$1,507.3	$1,469.9
Ship Repair and Maintenance	168.8	149.7	545.3	255.4

Total Revenue	$524.7	$521.2	$2,052.6	$1,725.3

Cash Flow

	3 mos. ended		12 mos. ended
	12/31/03	12/31/02	12/31/03	12/31/02

Net Cash from Operating Activities	$51.1	$103.6	$223.3	$179.3
Net Cash used in Investing Activities:
Net Capital Spending	(10.8)	(9.6)	(43.1)	(22.8)

Free Cash Flow	$40.3	$94.0	$180.2	$156.5
Purchase of Cell ITS	—	—	—	(4.1)
Purchase of USMR	—	—	—	(306.9)

Cash Flow	$40.3	$94.0	$180.2	$(154.5)